Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)
The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated November 5, 2025

Pricing Supplement dated November __, 2025 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023, the Underlying Supplement No. 1A dated May 16, 2024 and the Product Supplement No. 1B dated July 22, 2025

$ Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers, Due November 23, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Geared Buffer Digital Notes (the “Notes”) linked to the performance of the least performing of the iShares® Russell 2000 Value ETF, the S&P 500® Index and the Consumer Staples Select Sector SPDR® Fund (each, an “Underlier”).

•	Contingent Fixed Return — If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value (75% of its Initial Underlier Value), at maturity, investors will receive a fixed return equal to the Digital Return of 8.15%.

•	Principal at Risk — If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, at maturity, investors will lose approximately 1.33333% of the principal amount of their Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value in excess of the Buffer Percentage of 25%.

•	The Notes do not pay interest.

•	Any payments on the Notes are subject to our credit risk.

•	The Notes will not be listed on any securities exchange.

CUSIP: 78017PD99

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	0.06%	$
Proceeds to Royal Bank of Canada	99.94%	$

(1) We or one of our affiliates may pay varying selling concessions of up to $0.60 per $1,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $999.40 and $1,000.00 per $1,000 principal amount of Notes. In addition, we or one of our affiliates may pay a broker-dealer that is not affiliated with us a referral fee of up to $1.40 per $1,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $937.50 and $987.50 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement, underlying supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Underliers:	The iShares® Russell 2000 Value ETF (the “IWN Fund”), the S&P 500® Index (the “SPX Index”) and the Consumer Staples Select Sector SPDR® Fund (the “XLP Fund”). We refer to each of the IWN Fund and the XLP Fund as a “Fund.”
Underlier	Bloomberg Ticker	Initial Underlier Value(1)	Buffer Value(2)
IWN Fund	IWN UP	$	$
SPX Index	SPX
XLP Fund	XLP UP	$	$
(1) With respect to each Underlier, the closing value of that Underlier on the Trade Date
(2) With respect to each Underlier, 75% of its Initial Underlier Value (rounded to two decimal places)
Trade Date:	November 12, 2025
Issue Date:	November 17, 2025
Valuation Date:*	November 18, 2026
Maturity Date:*	November 23, 2026
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•

If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value, an amount equal to:

$1,000 + ($1,000 × Digital Return)

•

If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, an amount equal to:

$1,000 + [$1,000 × (Underlier Return of the Least Performing Underlier + Buffer Percentage) × Downside Multiplier]

If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, you will lose some or all of your principal amount at maturity. All payments on the Notes are subject to our credit risk.

Digital Return:	8.15%
Buffer Percentage:	25%
Downside Multiplier:	100% / 75%, which is approximately 1.33333
Underlier Return:	With respect to each Underlier, the Underlier Return, expressed as a percentage, is calculated using the following formula: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date

P-2	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Calculation Agent:	RBCCM

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-3	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

HYPOTHETICAL RETURNS

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Least Performing Underlier, based on its Buffer Value of 75% of its Initial Underlier Value, the Digital Return of 8.15%, the Buffer Percentage of 25% and the Downside Multiplier of approximately 1.33333. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Underlier Return of the Least Performing Underlier	Payment at Maturity per $1,000 Principal Amount of Notes	Payment at Maturity as Percentage of Principal Amount
50.00%	$1,081.5000	108.15000%
40.00%	$1,081.5000	108.15000%
30.00%	$1,081.5000	108.15000%
20.00%	$1,081.5000	108.15000%
10.00%	$1,081.5000	108.15000%
8.15%	$1,081.5000	108.15000%
5.00%	$1,081.5000	108.15000%
2.00%	$1,081.5000	108.15000%
0.00%	$1,081.5000	108.15000%
-5.00%	$1,081.5000	108.15000%
-10.00%	$1,081.5000	108.15000%
-20.00%	$1,081.5000	108.15000%
-25.00%	$1,081.5000	108.15000%
-25.01%	$999.8667	99.98667%
-30.00%	$933.3333	93.33333%
-40.00%	$800.0000	80.00000%
-50.00%	$666.6667	66.66667%
-60.00%	$533.3333	53.33333%
-70.00%	$400.0000	40.00000%
-80.00%	$266.6667	26.66667%
-90.00%	$133.3333	13.33333%
-100.00%	$0.0000	0.00000%

Example 1 —	The value of the Least Performing Underlier increases from its Initial Underlier Value to its Final Underlier Value by 2%, resulting in a return equal to the Digital Return.
	Underlier Return of the Least Performing Underlier:	2%
	Payment at Maturity:	$1,000 + ($1,000 × 8.15%) = $1,000 + $81.50 = $1,081.50

In this example, the payment at maturity is $1,081.50 per $1,000 principal amount of Notes, for a return of 8.15%, which is the Digital Return.

Because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value, investors receive a return equal to the Digital Return.

P-5	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers
Example 2 —	The value of the Least Performing Underlier increases from its Initial Underlier Value to its Final Underlier Value by 20%, resulting in a return equal to the Digital Return.
	Underlier Return of the Least Performing Underlier:	20%
	Payment at Maturity:	$1,000 + ($1,000 × 8.15%) = $1,000 + $81.50 = $1,081.50

In this example, the payment at maturity is $1,081.50 per $1,000 principal amount of Notes, for a return of 8.15%, which is the Digital Return.

Because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value, investors receive a return equal to the Digital Return. This example illustrates that investors will not receive a return at maturity in excess of the Digital Return. Accordingly, the return on the Notes may be less than the return of the Least Performing Underlier.

Example 3 —	The value of the Least Performing Underlier decreases from its Initial Underlier Value to its Final Underlier Value by 10% (i.e., its Final Underlier Value is below its Initial Underlier Value but above its Buffer Value), resulting in a return equal to the Digital Return.
	Underlier Return of the Least Performing Underlier:	-10%
	Payment at Maturity:	$1,000 + ($1,000 × 8.15%) = $1,000 + $81.50 = $1,081.50

In this example, the payment at maturity is $1,081.50 per $1,000 principal amount of Notes, for a return of 8.15%, which is the Digital Return.

Because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value, even though the Underlier Return of the Least Performing Underlier is negative, investors receive a return equal to the Digital Return.

Example 4 —	The value of the Least Performing Underlier decreases from its Initial Underlier Value to its Final Underlier Value by 50% (i.e., its Final Underlier Value is below its Buffer Value).
	Underlier Return of the Least Performing Underlier:	-50%
	Payment at Maturity:	$1,000 + [$1,000 × (-50% + 25%) × 1.33333] = $1,000 – $333.3333 = $666.6667

In this example, the payment at maturity is $666.6667 per $1,000 principal amount of Notes, representing a loss of 33.33333% of the principal amount.

Because the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, investors do not receive a full return of the principal amount of their Notes.

Investors in the Notes could lose some or all of the principal amount of their Notes at maturity.

P-6	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Portion or All of the Principal Amount at Maturity — If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, you will lose approximately 1.33333% of the principal amount of your Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value in excess of the Buffer Percentage. You could lose some or all of your principal amount at maturity.

•	Your Potential Return at Maturity Is Limited — Your return on the Notes will not exceed the Digital Return, regardless of any appreciation in the value of the Least Performing Underlier, which may be significant. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Least Performing Underlier.

•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Least Performing Underlier Even If the Other Underliers Perform Better — Any payment on the Notes will be determined solely by the performance of the Least Performing Underlier. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. In the case of the Notes, the individual performance of the Underliers will not be combined, and the adverse performance of one Underlier will not be mitigated by any appreciation of any other Underlier. The Underliers may be uncorrelated and may not perform similarly over the term of the Notes, which may adversely affect your return on the Notes.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, the Notes may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a Note. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

P-7	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Underliers, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, the referral fee, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the values of the Underliers and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

P-8	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Underliers” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Underliers

•	You Will Not Have Any Rights to Any Fund or the Securities Composing Any Underlier — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any Fund or the securities composing any Underlier. The SPX Index is a price return index and its return does not reflect regular cash dividends paid by its components.

•	Each Fund and Its Underlying Index Are Different — The performance of a Fund will not exactly replicate the performance of its Underlying Index (as defined below). Each Fund is subject to management risk, which is the risk that the investment strategy for that Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. Each Fund’s investment adviser may have the right to use a portion of that Fund’s assets to invest in securities or other assets or instruments, including derivatives, that are not included in its Underlying Index. In addition, unlike an Underlying Index, a Fund will reflect transaction costs and fees that will reduce its performance relative to its Underlying Index.

The performance of a Fund may diverge significantly from the performance of its Underlying Index due to differences in trading hours between that Fund and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by a Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of a Fund may vary substantially from the net asset value per share of that Fund.

•	The Notes Are Subject to Small-Capitalization Companies Risk with Respect to the IWN Fund — The IWN Fund holds securities issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the value of the IWN Fund may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

•	The Investment Strategy Represented by the IWN Fund May Not be Successful — The IWN Fund seeks to track the investment results, before fees and expenses, of an index composed of small capitalization U.S. equities that exhibit value characteristics, which is currently the Russell 2000® Value Index. The Russell 2000® Value Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted and historical growth. A “value” investment strategy is premised on the goal of investing in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of those stocks will increase over time as the market comes to

P-9	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

recognize and reflect the “fair” market value of those stocks. However, stocks that are considered value stocks may fail to appreciate for extended periods of time, and may never realize their full potential value. Moreover, the value characteristics referenced by the Russell 2000® Value Index may not be accurate predictors of undervalued stocks. In addition, the Russell 2000® Value Index’s selection methodology includes a significant bias against stocks with strong growth characteristics, and stocks with strong growth characteristics may outperform stocks with weak growth characteristics. There is no assurance that the IWN Fund will outperform any other index, exchange-traded fund or strategy that tracks U.S. stocks selected using other criteria and may underperform the Russell 2000® Index as a whole. It is possible that the stock selection methodology of the Russell 2000® Value Index will adversely affect its return and, consequently, the value of the IWN Fund and the value and return of the Notes.

•	The Equity Securities Composing the XLP Fund Are Concentrated in the Consumer Staples Sector — All or substantially all of the equity securities composing the XLP Fund are issued by companies whose primary line of business is directly associated with the consumer staples sector. As a result, the value of the Notes may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The performance of consumer staples stocks may be affected by government regulation affecting products in the consumer staples sector. For instance, government regulations may affect the permissibility of using various food additives and production methods of companies that make food products, which could affect company profitability. Tobacco companies may be adversely affected by the adoption of proposed legislation and/or by litigation. Also, the success of food, beverage, household and personal product companies may be strongly affected by consumer interest, marketing campaigns and other factors affecting supply and demand, including performance of the overall domestic and global economy, interest rates, competition and consumer confidence and spending.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting an Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of any affected Underlier. See “General Terms of the Notes—Indices—Market Disruption Events for an Equity Index,” “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

•	Adjustments to a Fund or to Its Underlying Index Could Adversely Affect Any Payments on the Notes — The investment adviser of a Fund may add, remove or substitute the component securities held by that Fund or make changes to its investment strategy, and the sponsor of an Underlying Index may add, delete, substitute or adjust the securities composing that Underlying Index, may make other methodological changes to that Underlying Index that could affect its performance or may discontinue or suspend calculation and publication of that Underlying Index. Any of these actions could adversely affect the value of a Fund and, consequently, the value of the Notes.

•	Adjustments to the SPX Index Could Adversely Affect Any Payments on the Notes — The sponsor of the SPX Index may add, delete, substitute or adjust the securities composing the SPX Index or make other methodological changes to the SPX Index that could affect its performance. The Calculation Agent will calculate the value to be used as the closing value of the SPX Index in the event of certain material changes in, or modifications to, the SPX Index. In addition, the sponsor of the SPX Index may also discontinue or suspend calculation or publication of the SPX Index at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the SPX Index or, if no successor index is available, the Calculation Agent will determine the value to be used as the closing value of the SPX Index. Any of these actions could adversely affect the value of the SPX Index and, consequently, the value of the Notes. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain events with respect to a Fund that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of that Fund. However, the Calculation Agent might not make adjustments in response to all such events that could affect a Fund. The occurrence of any such event and any adjustment made by

P-10	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — If a Fund is delisted or terminated, the Calculation Agent may select a successor fund. In addition, upon the occurrence of certain reorganization or other events affecting a Fund, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of that Fund upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of that Fund, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the affected Fund and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” and “General Terms of the Notes—Reference Stocks and Funds—Discontinuation of, or Adjustments to, a Fund” in the accompanying product supplement.

P-11	RBC Capital Markets, LLC

Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

INFORMATION REGARDING THE UNDERLIERS

According to publicly available information, the IWN Fund is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of small-capitalization U.S. equities that exhibit value characteristics, which is currently the Russell 2000® Value Index (with respect to the IWN Fund, the “Underlying Index”). The Underlying Index measures the capitalization-weighted price performance of the stocks included in the Russell 2000® Index that are determined by FTSE Russell to be value oriented, with lower price-to-book ratios and lower forecasted and historical growth. The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the IWN Fund, see “Exchange-Traded Funds—The iShares® ETFs” in the accompanying underlying supplement.

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

According to publicly available information, the XLP Fund is an exchange-traded fund of the Select Sector Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Consumer Staples Select Sector Index (with respect to the XLP Fund, the “Underlying Index”). The Underlying Index is a capped modified market capitalization-based index that measures the performance of the GICS® consumer staples sector, which currently includes companies in the following industries: consumer staples distribution & retail; household products; food products; beverages; tobacco; and personal care products. For more information about the XLP Fund, see “Exchange-Traded Funds—The Select Sector SPDR® Funds” in the accompanying underlying supplement.

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Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

Historical Information

The following graphs set forth historical closing values of the Underliers for the period from January 1, 2015 to November 3, 2025. Each red line represents a hypothetical Buffer Value based on the closing value of the relevant Underlier on November 3, 2025. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Underliers will result in the return of all of your initial investment.

iShares® Russell 2000 Value ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

Consumer Staples Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underliers. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Notes should be treated as short-term capital gain or loss unless you have held the Notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

Even if the treatment of the Notes as prepaid financial contracts is respected, purchasing a Note could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Note, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the Notes.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Notes.

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Geared Buffer Digital Notes Linked to the Least Performing of Three Underliers

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this pricing supplement. We or one of our affiliates may pay the underwriting discount and may pay a broker-dealer that is not affiliated with us a referral fee, in each case as set forth on the cover page of this pricing supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount, the referral fee and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

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